Exhibit 99.1

In connection with the proposed acquisition of Peak International Limited (“Peak”) by S&G Company, Ltd., Peak will file a proxy statement with the Securities and Exchange Commission. You should read this document when it becomes available because it will contain important information about the proposed transaction. You can obtain the proxy statement and other documents that will be filed with the Securities and Exchange Commission for free when they are available on the Securities and Exchange Commission’s web site at http://www.sec.gov. Also, if you call us at +852-3193-6000, Attention: John Supan, CFO, we will send you the proxy statement for free when it is available.

Peak and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Peak in connection with the proposed transaction. Information about Peak’s executive officers and directors and their ownership of common stock of Peak is set forth in Peak’s Form 10-K for the fiscal year ended March 31, 2007, the proxy statement for Peak’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on July 30, 2007, and the Form 8-K which was filed with the SEC on October 30, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of Peak and its executive officers and directors in the proposed transaction by reading the proxy statement regarding the proposed transaction when it becomes available.

Open Letter to the Shareholders of Peak International Limited

On March 10, 2008, your Company received a proxy challenge from its largest shareholder, whose representative is also a member of the Company’s board of directors, and who purports to represent the interests of a group of shareholders. The proxy challenge puts forward a demand to convene a Special Meeting of shareholders to decide upon three proposals: 1) the removal of all four of the other board members; 2) the election of four replacement directors, all of whom represent the shareholder group making the proxy challenge and all of whom are current fund managers; and 3) to adjourn the Special Meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of proposals 1 and 2. In addition, the Company has received several recent letters from other shareholders expressing discontent with the Company’s financial performance and current share price.

We share the concerns expressed by the shareholders and appreciate your patience while we have been actively working to enhance shareholder value.

Response to Shareholder Comments - Many of the initiatives suggested by the shareholders and the board member who initiated the proxy challenge have already been acted upon by the Company.

We had been appropriately cautioned by legal counsel that specific merger and acquisition activity should not be disclosed to shareholders until a binding agreement with respect to a transaction was executed. While we engaged investment bankers over a year ago to identify potential merger partners for the Company, both from a legal perspective and not wishing to cause concern in the customer, vendor and employee base, we determined that we would not release this information publicly. The board member who initiated the proxy challenge was aware of this approach.

During this period of actively discussing merger opportunities with several companies and entering into various phases of due diligence, several directors and members of management indicated that they wished to purchase shares of Peak stock in the open market. However, due to insider trading rules the directors and members of management were advised by legal counsel they could not do so because of ongoing discussions and potential transactions. One criticism raised by certain shareholders is that Peak directors and management have not purchased Peak stock on the open market as the share price has declined, and thus we feel this statement needed to be answered.

Cost Rationalization - As stated in our third quarter earnings press release on January 30, 2008: “We are undertaking a rationalization of our cost structure and are cautiously optimistic that this exercise will enable us to achieve profitability at our current sales level without impeding our future sales growth.” Our cost restructuring actions should be completed within the next few weeks and we expect to achieve a near break-even level on our P&L at the current sales run rate of $12 million per quarter, and to increase our cash balance throughout fiscal 2009. Any increase in the sales run rate would be additive to these expected results. The actions taken include the complete outsourcing of our materials compounding operations, reducing the level of the fixed cost in our tooling capacity, and of course reducing our staffing level by close to 20%. The result: infrastructure and overhead costs have been rationalized to match our current sales run rate.

Industry Consolidation - The Company has been an active and vocal advocate of consolidation within our industry. We believe that there are simply too many competitors of roughly equal size vying for the same customer business. Our advocacy for this action was not idle commentary, as we hired investment bankers over a year ago to assist us with our efforts in identifying and evaluating both buying and selling opportunities. We were in discussions with both. Based on current information, two separate buying opportunities had the potential to add important top line revenues, increase our product offering and be immediately accretive to earnings. Importantly, we would have also gained the services of talented, experienced and proven executives with a track record of providing long term sales growth.

New Product Offering - Approximately one year ago, the Company engaged outside consulting assistance to design, engineer and patent protect new products to meet the needs of the wafer fab industry. These products would be expected to carry attractive gross margins. We have recently launched the first of these new products and are currently undergoing qualifications with several industry leading companies for new products that we expect to introduce in the coming months. One of the corporate acquisition opportunities referred to in the preceding paragraph also would have provided an immediate re-entry for the Company into the sale of disc caddy products. This was an important part of our product mix in the past and there was a potential opportunity to regain this business.

Troubled Waters - While we understand and appreciate the concern of the shareholders and the board member who initiated the proxy challenge, the recent actions taken by this group has caused substantial concern among the Company’s customers, vendors, employees and potential strategic partners. This comes at a challenging time within our industry and for the overall economy in general. The potential and unintended consequence of such shareholder action may in fact become a self fulfilling prophecy of dire times ahead. For example, the proxy challenge has effectively removed our ability to move forward with the planned company initiatives outlined above, with the exception of some of the cost reduction work, due to the uncertainty among outsourcing vendors and potential partners as to who they will be dealing with. It has also had an adverse impact on our discussions regarding potential buying and selling opportunities. We intend to work diligently to maintain the trust and confidence of our business partners to ensure that your Company remains strong and viable.

Today’s Announcement - Finally, as you may have seen, today the Company announced that it has entered into a definitive agreement to be acquired by S&G Company Ltd., a leading supplier of plastic extrusion and thermoform molded products for the semiconductor industry, in an all cash transaction valued at approximately $24.8 million. Under the terms of the agreement, shareholders of the Company will receive $2.00 per share in cash for each Peak share that they hold.

As always, we appreciate your patience and your support.

Very truly yours,

The following members of management and independent directors of Peak International Limited:

/s/ Keith Bladen	/s/ Douglas Broyles
Keith Bladen	Douglas Broyles

/s/ Dean Personne	/s/ Christine Russell
Dean Personne	Christine Russell

/s/ John Supan
John Supan